Exhibit 99.1

News Release For Immediate Release Company Contact: Jack Collins, EVP Finance/Corporate Development Phone: (405) 702-7460 Website: www.pstr.com
PostRock Energy Corporation Announces Appointment of Chief Financial Officer and Chief
Accounting Officer
OKLAHOMA CITY — March 15, 2010 — PostRock Energy Corp. (NASDAQ: PSTR) today announced the appointment of Jack T. Collins as Chief Financial Officer and David J. Klvac as Chief Accounting Officer effective March 26, 2010. Mr. Collins will replace Eddie M. LeBlanc who has served as Chief Financial Officer of PostRock and its predecessor entities since January 2009 and is resigning to pursue another opportunity. Mr. Klvac is being promoted to the role of Chief Accounting Officer from his current role as PostRock’s Corporate Controller.
David C. Lawler, President and CEO of PostRock said, “During his tenure, Eddie accomplished his objectives of restructuring our accounting and financial reporting departments and processes as well as seeing our recombination through to completion. We thank Eddie for his tremendous contribution and leadership during this challenging period, and we wish him well on his future endeavors.”
“We are very pleased to promote Jack to the role of Chief Financial Officer and David to Chief Accounting Officer. Jack has emerged as a highly capable and trustworthy leader, playing a critical role in our recombination and demonstrating the capacity to lead complex financial negotiations and formulate sound financial strategies. David has proven his capabilities during our restatement and restructuring process and played a key role in our regaining compliance with all public reporting requirements in 2009. With these appointments, I am confident that we have a solid team in place to grow our organization.”
Mr. Collins has served as Executive Vice President Finance/Corporate Development of PostRock and its predecessor entities since January 2009, as Interim Chief Financial Officer from August 2008 to January 2009, and as Executive Vice President of Investor Relations from December 2007 to August 2008. Mr. Collins has 14 years of oil and gas industry experience, having previously worked for A.G. Edwards & Sons, Inc., a national, full-service brokerage firm, from 1999 to 2007 as a Securities Analyst responsible for the firm’s coverage of the U.S. high yield energy stock sector. In his prior roles at A.G. Edwards, he assisted in coverage of the independent E&P and oilfield service sectors of the energy industry. Mr. Collins holds a bachelors degree in economics with a business emphasis from the University of Colorado at Boulder.
Prior to joining PostRock’s predecessor entities as Corporate Controller in May 2009, Mr. Klvac served as a financial consultant for Sirius Solutions, LLLP from October 2008 to May 2009, as Vice President and Corporate Controller of Tronox Incorporated from January 2007 to June 2008, and as Assistant Corporate Controller of Smithfield Foods, Inc. from 2005 to 2007. He joined Smithfield as Director of Financial Reporting in 2004 and prior to that, served as Manager of External Financial Reporting for MidAmerican Energy Holdings Company from 2002 to 2004. Mr. Klvac holds a bachelors degree in accounting from the University of St. Thomas in Houston.
About PostRock Energy Corp.
PostRock is a vertically integrated energy company that is the largest producer of natural gas in the Cherokee Basin of southeast Kansas and northeast Oklahoma with over 2,800 wells and nearly 2,200 miles of natural gas gathering pipelines in the basin. The Company also owns and operates nearly 400 natural gas and oil producing wells and undeveloped acreage in the Appalachian Basin of the northeastern United States and more than 1,100 miles of interstate natural gas transmission pipelines in Oklahoma, Kansas, and Missouri. For more information, visit PostRock’s website at www.pstr.com.

Forward-Looking Statements
Opinions, forecasts, projections or statements, other than statements of historical fact, are forward-looking statements that involve risks and uncertainties. Forward-looking statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although PostRock believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Actual results may differ materially due to a variety of factors, some of which may not be foreseen by PostRock. These risks and other risks are detailed in PostRock’s filings with the Securities and Exchange Commission, including risk factors listed in PostRock’s Registration Statement on Form S-4 and other filings with the SEC. You can find PostRock’s filings with the SEC at www.pstr.com or www.sec.gov. By making these forward-looking statements, PostRock undertakes no obligation to update these statements for revisions or changes after the date of this release.